EX-23
          2







                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



        The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of March 21, 2001, on the Financial Statements of Silver State Vending Corp. for the year ended December 31, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/S/ G. Brad Beckstead
G. Brad Beckstead
Las Vegas, Nevada
March 21, 2001